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                                                                   Exhibit 10.25

          TAX INDEMNITY AGREEMENT N281SK dated as of February 23, 2001 (the "Tax Indemnity Agreement") between CHAUTAUQUA AIRLINES, INC. (the "Lessee") and GENERAL ELECTRIC CAPITAL CORPORATION (the "Owner Participant").

                                     RECITAL

          As inducement to the Owner Participant to enter into the transactions contemplated by that certain Participation Agreement N281SK dated as of February 23, 2001 among Lessee, Owner Participant and First Security Bank, National Association, as Owner Trustee, (the "Participation Agreement"), and in consideration of the mutual covenants contained herein and in the Participation Agreement and other documents contemplated thereby, the Lessee and the Owner Participant hereby agree as follows:

          SECTION 1. DEFINITIONS.

          (a) The term "Owner Participant" shall include each member of the affiliated group (within the meaning of Section 1504 of the Code (or any successor provision thereto)) of which the Owner Participant is a member and each entity which joins the Owner Participant in filing a combined, unitary or consolidated state income tax return.

          (b) "Tax Attribute Period" shall mean the period beginning on the Delivery Date and ending on December 31, 2008; PROVIDED that in the event the depreciation period for the Aircraft is other than the period specified in Tax Assumption 2(d)(i) as a result of a Lessee Act, such Tax Attribute Period shall end on the last day of the last taxable year in which a depreciation deduction for the Aircraft is allowed to General Electric Capital Corporation.

          (c) "Reasonable Basis" for a position exists if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the Standing Committee on Ethics and Professional Responsibility of the American Bar Association.

          (d) "Permitted Percentage" shall mean 10% during the Tax Attribute Period.

          (e) Except as otherwise provided herein, capitalized terms used herein without definition shall have the meanings ascribed thereto in Appendix A to the Participation Agreement.

          SECTION 2. TAX ASSUMPTIONS

          The transactions described in the Participation Agreement have been entered into on the assumptions (the "Tax Assumptions") that for federal income tax purposes:

          (a) the entity created by the Trust Agreement will be treated either as a "grantor trust" under Sections 671 ET SEQ. of the Code (and any successor provisions thereto) or

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as an agent or nominee of the Owner Participant, and the Owner Participant will be treated as the owner of the entire trust and be required and entitled to take into account in computing its taxable income all items of income, gain, loss, deduction and credit of the trust in accordance with the accrual method of accounting;

          (b) at all times during the period beginning on the Delivery Date and ending at the end of the Term, the Lease will constitute a "true lease", the Owner Participant will be treated as the purchaser, sole owner and lessor of the Aircraft and the Lessee will be treated as the lessee of the Aircraft;

          (c) the Owner Participant's taxable year is the calendar year;

          (d) the Owner Participant, as the owner of the Aircraft for federal income tax purposes, will be entitled to the following federal income tax benefits:

              (i) cost recovery deductions equal to 14.29% of Lessor's Cost in 2001, 24.49% of Lessor's Cost in 2002, 17.49% of Lessor's Cost in 2003, 12.49%
of Lessor's Cost in 2004, 8.93% of Lessor's Cost in 2005, 8.92% of Lessor's Cost in 2006, 8.93% of Lessor's Cost in 2007 and 4.46% of Lessor's Cost in 2008 (the "MACRS Deductions"); and

              (ii) amortization deductions for Transaction Expenses paid or incurred by the Owner Participant in connection with the transactions contemplated by the Operative Agreements computed on a straight-line basis over the period commencing on the first day and ending on the last day of the Basic Term of the Lease (the "Amortization Deductions", and together with the MACRS Deductions, the "Assumed Tax Benefits");

          (e) no amount will be includible in the gross income of the Owner Participant for income tax purposes with respect to the transactions contemplated by the Operative Agreements at or at any time prior to the expiration or earlier termination of the Lease other than (i) Basic Rent and Renewal Rent in the amounts and at the times required pursuant to the Lease, accrued and allocated in the manner provided by the Lease, (ii) any payment of Termination Value (or the payment of amounts calculated by reference thereto) or sales proceeds pursuant to Section 13 or 14 of the Lease, (iii) any amount paid to or for the benefit of the Owner Participant and specifically identified or calculated as interest, (iv) amounts to the extent they are offset by deductions in the same taxable year to the Owner Participant arising out of the event causing the inclusion of income (other than the Assumed Tax Benefits), (v) all amounts payable on a grossed up or after-tax basis to, or for the benefit of, the Owner Participant, and (vi) amounts received by or for the benefit of the Owner Participant pursuant to a warranty claim or as insurance proceeds with respect to a loss or damage to the Aircraft, to the extent the Owner Participant actually receives and retains and is not required to pay over such amounts to a Lessee Person or some other Person unrelated to the Owner Participant;

          (f) the Owner Participant will be a domestic corporation subject to a federal income tax rate of 35% (the "Assumed Federal Rate") and a state and local income tax rate (before taking into account the deductibility of state and local income taxes for Federal income tax purposes) of 4.615% (the "Assumed State and Local Rate"), resulting in a combined rate (after giving effect to the deductibility of such state and local income taxes for federal income tax

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purposes) of 38% (the "Assumed Tax Rate") in 2001 and in each year thereafter, and the Owner Participant will have sufficient taxable income to fully utilize the Assumed Tax Benefits against income taxable at the Assumed Tax Rate;

          (g) the Aircraft will be deemed to be placed in service by the Owner Participant within the meaning of Section 168 of the Code on the Delivery Date;

          (h) none of the Owner Participant, the Lessee or any sublessee is, or at any time during the Term will be, a "tax exempt entity" within the meaning of
Section 168(h) of the Code;

          (i) the Owner Participant will not be subject to the alternative minimum tax under Section 55 of the Code;

          (j) no portion of the MACRS Deductions will be recaptured under
Section 1245 of the Code or otherwise during the Term;

          (k) the Lease will not be a "disqualified leaseback or long-term agreement" within the meaning of Section 467(b) of the Code; and

          (l) for each taxable year of the Owner Participant during the Tax Attribute Period not more than the Permitted Percentage of any item of income, deduction or loss with respect to the transactions contemplated by the Operative Agreements will be treated for federal income tax purposes as derived from, or allocable to, sources outside the United States;

          The foregoing assumptions will be appropriately modified or adjusted from time to time to reflect the occurrence of an event for which an indemnity has been paid pursuant to this Agreement.

          SECTION 3. RECORDS AND STATEMENTS.

          The Lessee shall, at its expense, maintain such information or records (including details of the use or operation of the Aircraft outside the United States) relating to the Aircraft as are regularly maintained by the Lessee or as may be required by law to be maintained (including, but not limited to, flight logs). The Lessee shall, at the Lessee's expense, maintain and provide any such records or information, and such other information customarily maintained by comparable airlines, as the Owner Participant may reasonably request from the Lessee to enable the Owner Participant and the Owner Trustee to fulfill their respective tax filing, tax audit and tax litigation obligations.

          SECTION 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE.

          The Lessee represents, warrants and covenants that:

          (a) During the Tax Attribute Period the Aircraft is not and will not be subject to Section 168(g) of the Code, assuming that the Owner Participant is not a "tax-exempt entity" within the meaning of Section 168(h)(2) of the Code and that the Owner Participant has not made an election under Section 168(g)(1)(E) of the Code;

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          (b) neither Lessee nor any Person controlled by it, in control of it, or under common control with it, directly or indirectly, nor any Person claiming by, through or under the Lessee, nor any sublessee or other user or person in possession of the Aircraft (or any Parts) during the Term, nor any Affiliate of any of the foregoing (but excluding the Lessor or the Owner Participant or any Person claiming by, through or under the Lessor or the Owner Participant but not so excluding any Person claiming directly or indirectly through or under the Lease or the Lessee) (each such Person not so excluded, a "Lessee Person") has claimed or will claim the MACRS Deductions or the Amortization Deductions or any other depreciation or cost recovery deduction or interest deduction with respect to the Aircraft for federal, state, local or foreign income tax purposes, or will claim to be the owner of the Aircraft in respect of any period during the Term, or has taken or will take any action or position (not required by the Operative Agreements) inconsistent with the Tax Assumptions or the status of the Owner Participant as the sole owner of the Aircraft for federal, state, local and foreign tax purposes;

          (c) as of the Delivery Date (i) the Aircraft will not require any improvements, modifications or additions (other than ancillary items of removable equipment of a kind that customarily are selected and furnished by purchasers or lessees of similar aircraft) in order to be rendered complete for its intended use by the Lessee and (ii) Lessee has no present intention to make any material nonseverable improvement, modification or addition to the Aircraft;

          (d) neither Lessee nor any member of the "lessee group" (as defined in Rev. Proc. 75-21, 1975-1 C.B. 715, as modified by Rev. Proc. 79-48, 1979-2 C.B.
529) of which Lessee is a member has, on the Delivery Date (assuming consummation of the transaction described in Section 2.01(a) of the Participation Agreement), any investment in the Aircraft within the meaning of
Section 4(4) of Rev. Proc. 75-21, as modified;

          (e) intentionally omitted;

          (f) any written information supplied by the Lessee (or its agents) to the Appraiser and relied on by such Appraiser in making the appraisal and identified to the Lessee in a letter from the Appraiser attached hereto as
Schedule 4(f) was accurate and complete at the time given and as of the Delivery Date, and the Lessee did not withhold any information in connection with any request by the Appraiser for information that would render the information actually provided misleading; and

          (g) if at the time of the transfer of title of the Aircraft to the Lessor on the Closing Date the Aircraft were instead acquired by the Lessee, the Aircraft would constitute "7 year property" within the meaning of Section 168(e)(1) of the Code in the hands of the Lessee.

          SECTION 5. FEDERAL INCOME TAX INDEMNITY.

          (a) If for any taxable year, (i) as a result of (A) any act or omission on the part of the Lessee or any Lessee Person (other than (I) the execution and delivery of the Operative Agreements or (II) any act permitted or required under the Operative Agreements, except for any alteration, modification, addition or improvement to, or any repair, maintenance, substitution, replacement, pooling, interchange or temporary or permanent removal from service or retirement of, the Aircraft, any Engine or any Parts by any Lessee Person), (B) the inaccuracy or breach of

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any representation, agreement, covenant or warranty of the Lessee contained herein or in any other Operative Agreement or (C) the receipt of any refunds, damages, insurance, warranty or similar proceeds or requisition, condemnation or similar proceeds attributable to the Aircraft, any Engine or any Parts, by any person other than the Owner Participant (or if received by the Owner Participant, not retained by the same) (each such act, omission, inaccuracy, breach or event described in clause (A), (B) or (C), a "Lessee Act"), the Owner Participant shall suffer a loss, disallowance, reduction, elimination, disqualification or deferral of, shall suffer a delay in claiming, shall not have the right to claim, or shall be required to recapture (a "Recapture"), all or any portion of the Assumed Tax Benefits, or (ii) the Owner Participant shall be required to include in its gross income for federal income tax purposes any amount other than the amounts described in Section 2(e) hereof (an "Inclusion") as a result of (A) any alteration, modification, addition or improvement to, or any repair, maintenance, substitution, replacement, pooling, interchange or temporary or permanent removal from service or retirement of, the Aircraft, any Engines or any Parts by any Lessee Person, (B) any payment by the Lessee of Rent in an amount greater than due, or at a time earlier than at the time required, pursuant to the Lease, (C) except to the extent such Inclusion constitutes a Recapture, any receipt of any refunds, damages, insurance, warranty or similar proceeds or requisition, condemnation or similar proceeds with respect to the Aircraft, any Engines or any Parts by any person other than the Owner Participant (or if received by the Owner Participant, not retained by the same),
(D) the Owner Participant's actual or constructive receipt of payments of Supplemental Rent that are not made on an after-tax basis to the Owner Participant, (E) any receipt of earnings on funds held as security for Lessee's obligations that are not retained by the Owner Participant, or (F) except to the extent such Inclusion constitutes a Recapture, any Lessee Act described in
Section 5(a)(i)(A) or (B) hereof that results in a disposition of the Aircraft, any Engine or any Parts for federal income tax purposes (any such event in clause (i) or (ii) hereinafter being referred to as a "Tax Loss"), then the Lessee shall pay to the Owner Participant, on an After Tax Basis, an indemnity in a lump-sum amount computed in accordance with the following sentence. The lump-sum amount shall be an amount which, taking into account the other payments under the Operative Agreements and the various increases and decreases in federal, state and local taxes (and in the case of an Inclusion, foreign taxes), preserves the yield portion of the Owner Participant's Net Economic Return and compensates the Owner Participant for the amount of any related interest, penalties, and additions to tax payable by the Owner Participant. The computation of such lump-sum amount shall be made by the Owner Participant utilizing the methodology and assumptions, including the Tax Assumptions, utilized by the Owner Participant in determining its Net Economic Return, except as such assumptions shall be varied to take into account such Tax Loss or any previous Tax Loss for which an indemnity was paid under this Agreement; PROVIDED, HOWEVER, that in the case of a Tax Loss resulting from an Inclusion, the computation of such lump-sum amount shall be made on the basis of the Owner Participant's actual-tax detriments and benefits incurred or anticipated as of the time of such Tax Loss (including any unavailability of a net operating loss carryover of the Owner Participant). Further, for purposes of determining the amounts of the increase and reduction in income taxes as a result of a Tax Loss, the applicable tax rate shall be the Assumed Tax Rate, except with respect to a Tax Loss resulting from an Inclusion, the increased and reduced federal, state, local and foreign income taxes payable by (or not refundable to) the Owner Participant as a result of such Tax Loss shall be computed by utilizing the actual rates for federal, state, local and foreign taxes applicable to the Owner Participant at the time of such Tax Loss. Any Tax Loss attributable to an Inclusion which

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does not actually result in an increase in the Owner Participant's federal, state, local or foreign income tax liability (or a decrease in the Owner Participant's refund of such income taxes) in the year of such inclusion but which reduces any net operating loss, business credit, foreign tax credit carryover or other tax attribute of the Owner Participant shall be treated as giving rise to an actual increase in federal, state, local or foreign income tax liability in the year for which such tax attribute if not reduced thereby would have given rise to a reduction in the Owner Participant's federal, state, local or foreign tax liability.

          Each payment by the Lessee pursuant to this Section 5(a) shall be made within 30 days after receipt of a written demand certifying that there has been a Tax Loss, describing in reasonable detail the Tax Loss in question, the amount of additional income tax, interest, penalties and additions to tax and the calculation of the payment due in respect thereof and describing the event or condition that the Owner Participant claims gives rise to an obligation by the Lessee to indemnify hereunder (but in no event earlier that two (2) Business Days prior to the date on which the Owner Participant is required to pay additional federal, income taxes as a result of the Tax Loss); PROVIDED THAT, if a contest of the Tax Loss is being conducted pursuant to Section 7 hereof, payment (other than payments required under Section 7(b)), shall not be required from the Lessee until 30 days after the Final Determination of such contest.

          (b) If, as the result of a Tax Loss or a change of facts that gave rise to a Tax Loss, the amount of federal, and as regards any Inclusion, state, local and foreign income taxes payable by the Owner Participant for any taxable year shall be less than the amount of such taxes which would have been payable by the Owner Participant had such Tax Loss or such change not occurred (or as the result thereof the Owner Participant shall receive a refund of such income taxes, which shall be greater than the amount of such refund, if any, which the Owner Participant would have received had such Tax Loss or change not occurred) (any such tax savings (other than savings already taken into account in determining the indemnity pursuant to Section 5(a)), a "Correlative Benefit"), then the Owner Participant shall pay to the Lessee the amount of any actual resulting reduction in taxes (or increased refund, including any actual interest (net of any taxes payable with respect to such refund or interest) received or credited thereon), plus any net additional federal, state, local or foreign tax benefits or savings actually realized by the Owner Participant as the result of any payment made pursuant to this sentence (such actual reduction in or increased refund of income taxes to be determined, with respect to a Tax Loss or change other than as a result of an Inclusion, on a hypothetical basis, i.e., assuming the Owner Participant can utilize any additional tax benefits resulting from the Tax Loss or change at the Assumed Tax Rate, and with respect to a Tax Loss resulting from an Inclusion, to be determined on an actual basis, i.e., by using the actual federal, state, local and foreign income tax rates (and, to the extent that the Owner Participant utilizes the additional tax benefits as a reduction or refund of state, local and foreign income taxes otherwise payable by the Owner Participant, the actual composite state, local and foreign income tax rates applicable to such reduction or refund) applicable to the Owner Participant for the year in which such additional benefits arise); PROVIDED, HOWEVER, that the amount payable by the Owner Participant pursuant to this sentence shall not exceed the sum of the amounts previously paid by the Lessee to the Owner Participant pursuant to Section 5(a), less the aggregate amount of all prior payments by the Owner Participant to the Lessee under this sentence, with any excess amount otherwise payable being carried forward and available to reduce PRO TANTO any subsequent obligation of Lessee to Owner Participant pursuant to Section 5(a); PROVIDED, FURTHER, that the Owner Participant shall not be obligated to make any payment

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pursuant to this sentence while a Special Default or Lease Event of Default shall have occurred and be continuing. If an amount payable by the Owner Participant to the Lessee pursuant to this Section 5(b) is not paid when due because of the occurrence and continuation of any Special Default or Lease Event of Default, such amount shall be payable by the Owner Participant to the Lessee upon the Lessee's curing all Special Defaults or Lease Events of Default. Subject to the provisions above, each payment made by the Owner Participant to the Lessee pursuant to this Section 5(b) shall be made within 30 days after the Owner Participant files a tax return or receives a refund or adjustment from the Internal Revenue Service which reflects such reduction in federal income tax. For purposes of calculating indemnity obligations pursuant to Section 5(a) and amounts due to Lessee pursuant to this Section 5(b), it shall be assumed that the Owner Participant suffers a Tax Loss or is entitled to Correlative Benefits for state, local and foreign income tax purposes if and only if the Owner Participant suffers a corresponding Tax Loss or realizes a corresponding benefit for federal income tax purposes.

          (c) Any taxes that are imposed on the Owner Participant as a result of the subsequent disallowance of all or any portion of a reduction (or refund) of the Owner Participant's tax liability for which the Owner Participant has paid the Lessee pursuant to Section 5(b), shall be treated as a Tax Loss subject to indemnification under this Agreement without regard to Sections 6 or 7 hereof.

          (d) (i) If, as a result of the use or operation or location of the Aircraft outside the United States by any Lessee Person, the Tax Assumption set forth in Section 2(l) hereof shall be inaccurate during any taxable year of the Owner Participant included in whole or in part within the Tax Attribute Period (an "Excess Foreign Allocation"), and if as a result thereof the amount of the foreign tax credits available for utilization by the Owner Participant for any taxable year shall be less than the amount of the foreign tax credits that would have been available for utilization by the Owner Participant if such Tax Assumption had been accurate (such event being referred to herein as a "Foreign Tax Credit Loss"), then the Lessee shall pay to the Owner Participant as an indemnity and on an After Tax Basis an amount which is equal to the actual increase in the federal income taxes payable by (or not refundable to) the Owner Participant for such taxable year as a result of such Foreign Tax Credit Loss, plus the amount of any interest, penalties and additions to tax payable by the Owner Participant as a result of such Foreign Tax Credit Loss. The amounts of any increase in federal income taxes payable by (or not refundable to) the Owner Participant as a result of a Foreign Tax Credit Loss shall be computed on the assumption that any reduced amount of foreign tax credits of the Owner Participant is attributable to an Excess Foreign Allocation and foreign source losses arising from other equipment leasing transactions that provided the Owner Participant with indemnification for the loss of foreign tax credits, on a PRO RATA basis, prior to being attributable to any other foreign source deductions or losses of the Owner Participant.

              (ii) If, as a result of (A) a Foreign Tax Credit Loss or an Excess Foreign Allocation or (B) the usage or location of the Aircraft outside the United States so that more than the Permitted Percentage of any item of income or gain with respect to the transactions contemplated by the Operative Agreements during any taxable year is treated as derived from sources outside the United States, the amount of the foreign tax credits that the Owner Participant utilizes against its tax liability for a taxable year exceeds the amount of such foreign tax credits to which the Owner Participant would have otherwise been entitled, and

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provided that no Special Default or any Lease Event of Default shall have occurred and be continuing (in which event such amounts shall become payable upon the Lessee's curing such Special Default or Lease Event of Default), then the Owner Participant shall pay to the Lessee the amount of any actual reduction in its Federal income tax liability (or actual increase in a refund of Federal income taxes owing to the Owner Participant) as a result of such increase in foreign tax credits, plus any net additional Federal, state, local and foreign income tax benefits actually realized by the Owner Participant as the result of such payment; PROVIDED, HOWEVER, that the sum of the amounts payable by the Owner Participant pursuant to this sentence shall not exceed the sum of the amounts previously paid by the Lessee to the Owner Participant pursuant to
Section 5(d)(i) to the extent not previously taken into account under this provision (with any excess amount otherwise payable being carried forward and available to reduce PRO TANTO any subsequent obligation of Lessee to Owner Participant pursuant to this Section 5(d)) and PROVIDED, FURTHER, HOWEVER, that no payment shall be required with respect to clause (B) above unless and until the usage or location outside the United States has resulted in an aggregate amount of increased foreign tax credits being available to the Owner Participant equal to the aggregate amount of unindemnified tax increases suffered by the Owner Participant resulting from the application of the Permitted Percentages during the Tax Attribute Period. For purposes of this Section 5(d)(ii), in determining the order in which the Owner Participant utilizes any foreign tax credits against the Owner Participant's federal income taxes, the Owner Participant shall be deemed to utilize (A) first, all foreign tax credits other than those described in clause (B) of this sentence, and (B) then, on a PRO RATA basis, all foreign tax credits, the utilization of which by the Owner Participant results from either (x) the carryover or the carryforward of foreign tax credits which were unutilized due to foreign source losses arising from equipment leasing transactions that provided the Owner Participant with indemnification for the loss of foreign tax credits (including this transaction) or (y) foreign source income or gain generated by such transactions to the extent such foreign source income or gain is sufficient-to give rise to a payment obligation to the Lessee thereunder.

          Once a foreign tax is deemed to be utilized pursuant to the ordering rules set forth above, it shall not subsequently be recharacterized as not having been utilized as a result of a foreign tax liability arising in a subsequent year.

               (iii) Each payment by the Lessee pursuant to this Section 5(d) shall be made within 30 days after receipt of a written demand therefor accompanied by a written statement describing in reasonable detail the Foreign Tax Credit Loss in question, the amount of additional Federal income tax, interest, penalties and additions to tax and the calculation of the payment due in respect thereof (but in no event earlier than two (2) Business Days prior to the date such additional Federal income taxes are due); PROVIDED THAT, if a contest of the Foreign Tax Credit Loss is being conducted pursuant to Section 7 hereof, payment (other than payments required under Section 7(b)) shall not be required from the Lessee until 30 days after the Final Determination of such contest. Each payment by the Owner Participant to the Lessee pursuant to this
Section 5(d) in respect of an actual increase in available foreign tax credits shall be made within 30 days after the Owner Participant files a tax return (or receives a refund or adjustment) which reflects the utilization of such increased foreign tax credit. Notwithstanding anything herein to the contrary, any taxes that are imposed on the Owner Participant as a result of the subsequent disallowance of the reduction of the Owner Participant's tax liability, for which reduction the Owner Participant has paid the Lessee pursuant to this Section 5(d), shall be treated

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as a Foreign Tax Credit Loss subject to indemnification under this Agreement without regard to Section 6 or 7.

          (e) Upon request of the Lessee, the accuracy of the Owner Participant's calculation of the amount or amounts payable to either the Owner Participant or the Lessee pursuant to this Section 5 and any recomputations of Termination Values pursuant to Section 3(d) of the Lease shall be verified by a lease advisory firm or a nationally recognized firm of accountants to be selected by the Owner Participant and reasonably acceptable to the Lessee and, in order to enable such firm to verify such adjustments, the Owner Participant shall provide to such firm (for their own confidential use and not to be disclosed to the Lessee or any other person) all information reasonably necessary for such verification, including any computer analyses used by the Owner Participant to calculate such amount or amounts. The results of such verification shall be binding on the parties hereto. The cost of such verification shall be borne by the Lessee unless it is the determination of such verification that the actual amount payable deviates, in a manner favorable to the Lessee, by more than 10% from the amount originally determined by the Owner Participant, in which case such cost shall be borne by the Owner Participant.

          SECTION 6. EXCLUDED EVENTS.

          The Owner Participant shall not be entitled to any payment from the Lessee under Section 5 hereof in respect of any Tax Loss to the extent such Tax Loss is a result of one or more of the following events:

          (a) (i) any voluntary sale, assignment, transfer or other disposition by the Owner Participant or the Lessor (at the direction of the Owner Participant) of, the Aircraft, any Engine or any Parts, or of any interest in the transaction, the Trust, the Trust Estate, the Rent or any Operative Agreement; or (ii) any involuntary sale, assignment, transfer or disposition of the Aircraft, any Engine or any Parts or any such interest resulting from the bankruptcy or insolvency of, or proceedings for the relief of debtors, or foreclosure proceedings, against the Owner Participant or the Lessor, unless, in each case, such voluntary or involuntary sale, assignment, transfer or disposition occurs in connection with the exercise of remedies in connection with a Lease Event of Default that has occurred and is continuing or in connection with any substitution or replacement of the Aircraft, any Engine or any Parts by a Lessee Person;

          (b) any event whereby the Lessee is required to pay Termination Value, or an amount determined by reference thereto, to the extent that such amount has been paid and such Value properly reflects the timing of the tax consequences to the Owner Participant of such payment and/or the event giving rise to Lessee's obligation to make such payment;

          (c) without the written concurrence of the Lessee, the failure of the Owner Participant to properly claim or make appropriate elections with respect to any of the Assumed Tax Benefits, the inclusion by the Owner Participant of any Recapture or Inclusion in the Owner Participant's gross income as reported on its federal income tax return (including any amended return) or other tax filing or document, or the taking of a position by the Owner Participant on a Federal income tax return (or amended return) that would result in a Foreign Tax Credit Loss, unless, in any such case, the Owner Participant shall have received a written opinion of

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independent tax counsel selected by the Owner Participant and reasonably acceptable to the Lessee that no Reasonable Basis exists for making such claim or election, failing to so include in gross income, or failing to take such position with respect to a Foreign Tax Credit Loss (and for this purpose such counsel may take into account the Lessee's failure to provide accurate and timely information pursuant to the Lessee's obligations under Section 3 of this Agreement to furnish information to the Owner Participant);

          (d) except in the case of a Tax Loss resulting from a substitution or replacement of the Aircraft or an Inclusion any amendment or addition to, or change in the Code or other federal statutes relating to taxation or regulations promulgated thereunder, which is enacted, adopted or promulgated after the Delivery Date; PROVIDED that a change in federal income tax rates shall be taken into account in determining Gross-ups;

          (e) the failure of the trust created by the Trust Agreement to qualify as a grantor trust under Section 671 ET SEQ. of the Code, or as a nominee, agent or partnership for federal income tax purposes, but only to the extent of a resulting increase in the Lessee's indemnity obligations hereunder;

          (f) a determination that the Lease is not a "true lease," or that the Owner Participant is not the purchaser, owner or lessor of the Aircraft, for federal income tax purposes, unless, in either case, as a result of a Lessee Act;

          (g) any failure of the Owner Participant to contest a claim in accordance with the contest provisions in Section 7 hereof, to the extent Lessee's ability to contest is materially adversely affected;

          (h) the willful misconduct or gross negligence by the Owner
Participant;

          (i) any amendment or modification to any Operative Agreement not requested by, or with the written consent of, Lessee unless in connection with an Event of Default;

          (j) the application of Section 168(f), Section 168(g)(7), Section 183,
Section 465, Section 469 of the Code or regulations thereunder but, in each case, only to the extent of a resulting increase in the Lessee's indemnity obligations hereunder;

          (k) the inability of the Owner Participant to include in its original tax basis in the Aircraft all or any portion of an amount equal to the Lessor's Cost, other than as a result of a Lessee Act;

          (l) the application of any minimum tax, including the alternative minimum tax imposed under Section 55 ET SEQ. of the Code but only to the extent of a resulting increase in the Lessee's indemnity obligations hereunder;

          (m) application of the mid-quarter convention described in Section 168(d)(4)(C) of the Code but only to the extent of a resulting increase in the Lessee's indemnity obligations hereunder;

          (n) application of Section 467(b)(2) of the Code or the relevant Treasury Regulations promulgated thereunder (other than as a result of any adjustment of Basic Rent in connection with an Event of Default);

          (o) the treatment of less than the Permitted Percentage of any item of income, gain, loss, deduction or credit with respect to the Aircraft or the transactions contemplated by the Operative Agreements as from sources outside the United States; or

          (p) the failure of the Owner Participant to have sufficient taxable income or tax liability to benefit from the Assumed Tax Benefits;

          (q) the status of the Owner Participant as a "tax exempt entity" within the meaning of Section 168(h) of the Code or as a Person that is not a "United States person" within the meaning of section 7701(a)(30) of the Code;

          (r) a change in the Owner Participant's taxable year from a calendar year;

          (s) the existence or exercise in accordance with the Lease by the Lessee of an option to renew the Lease set forth in Section 13(a) of the Lease or to purchase the Aircraft set forth in Section 13(b) of the Lease or to terminate the Lease set forth in Section 14 of the Lease;

          (t) any event occurring after the expiration or earlier termination of the Lease and, if required, the return of the Aircraft to Lessor or placement in storage of the Aircraft in accordance with the terms of the Lease; or

          (u) the inclusion of any amount in income of the Lessor or the Owner Participant with respect to any period upon or after termination of the Lease as a consequence of any substitution, improvement or modification of the Airframe or of any Engine.

          SECTION 7. CONTEST PROVISIONS.

          (a) The Owner Participant shall notify the Lessee within 30 days of receipt from the Internal Revenue Service of a written proposed or final revenue agent's report, a 30-day letter or a notice of deficiency (as described in Section 6212 of the Code), in which an adjustment is proposed to the federal income taxes of the Owner Participant for which the Lessee would be required to indemnify the Owner Participant pursuant to this Agreement. The failure of the Owner Participant to promptly notify the Lessee pursuant to the preceding sentence shall not relieve the Lessee of its obligation to indemnify the Owner Participant pursuant to this Agreement, except to the extent such failure materially adversely impairs the Lessee's ability to contest such adjustment. If, within 15 days of receipt of notice from the Owner Participant, Lessee requests, in writing, the Owner Participant to do so, the Owner Participant shall contest the proposed adjustment, shall consider in good faith any suggestions made by the Lessee as to the method of pursuing such contest, and, provided the Lessee is complying with its obligations under this Section 7, shall not, without the consent of the Lessee, except as provided in this Section 7(a), settle such proposed adjustment; PROVIDED, HOWEVER, that the Owner Participant shall not be obligated to contest such adjustment unless (i) Owner Participant shall have received a written opinion of independent tax counsel selected by the Owner Participant and reasonably acceptable to the Lessee ("Tax Counsel") that there is a Reasonable Basis for contesting the matter in question, (ii) the amount of the indemnity potentially payable by Lessee in respect of such adjustment is in excess of $75,000, (iii) no Lease Event of Default shall have occurred and be continuing (PROVIDED, HOWEVER, that if a Lease Event of Default other than as a result of a payment default or bankruptcy shall exist, the foregoing restriction shall not apply if the Lessee posts a bond to secure payment of amounts that will fall due in the event of an adverse resolution of the controversy), (iv) the Owner Participant has determined, in good faith, that the contest shall not result in a material risk of the loss or forfeiture of the Aircraft (unless the Lessee has provided to the Owner Participant a bond or other sufficient protection against such risk of loss or forfeiture reasonably satisfactory to the Owner Participant) or the imposition of criminal penalties and (v) the Lessee shall have acknowledged, in writing, that the contest is with respect to a liability that is the Lessee's responsibility pursuant to this Agreement except that the Lessee shall not be bound by its acknowledgment of liability to the extent that the Final Determination articulates conclusions of law and fact that clearly and unambiguously demonstrate that the Lessee is not liable under this Agreement for the contested amounts hereunder. The Owner Participant shall afford Lessee reasonable opportunities to consult with Owner Participant and shall keep Lessee reasonably informed regarding communications from the Internal Revenue Service, or in connection with any judicial proceeding, and the nature of all actions proposed to be taken to contest such proposed adjustment and consider in good faith such requests as the Lessee shall make concerning the most appropriate forum and manner in which to proceed, including (w) the arguments to be made in contesting the proposed adjustment, (x) whether any action to contest such proposed adjustment will initially be by way of judicial or administrative proceedings, or both, (y) whether any such proposed adjustment will be contested by resisting payment thereof or by paying the same and seeking a refund thereof and (z) if the Owner Participant shall undertake judicial action with respect to such proposed adjustment, the court or other judicial body before which such action will be commenced; but in all cases the Owner Participant shall have ultimate discretion to determine the nature (and forum) of, and shall control the prosecution of, all such actions. The Owner Participant shall, if requested by the Lessee in a timely written request, seek judicial review of any adverse administrative determination and shall, if Tax Counsel is of the opinion that such appeal is more likely than not to prevail, appeal an adverse determination by any judicial court; PROVIDED, HOWEVER, that the Owner Participant shall not be required to appeal, or seek leave to appeal, an adverse determination to the United States Supreme Court. At any time, whether before or after commencing to take the action set forth in this Section 7, the Owner Participant may decline to contest or appeal all or any portion of a proposed adjustment, or may compromise or settle any such proposed adjustment, by notifying the Lessee in writing that the Lessee is relieved of its obligation to indemnify the Owner Participant with respect to such adjustment or such portion, as the case may be; PROVIDED, HOWEVER, that the Lessee shall not be obligated to indemnify the Owner Participant hereunder with respect to any other Tax Loss for which a successful contest or appeal is foreclosed as a result of the failure to take action with respect to such contest or appeal (or the settlement or compromise of such contest or appeal without the consent of the Lessee), and the Owner Participant shall repay to the Lessee such amounts theretofore advanced or paid by the Lessee related to such adjustment, contest or appeal (other than amounts described in the first sentence of Section 7(b)). Notwithstanding the foregoing, if the Owner Participant notifies the Lessee that it does not wish to contest an issue which the Owner Participant has previously contested in accordance with this Section 7 and which was resolved adversely to the Owner Participant for an earlier taxable year in a judicial proceeding, then unless the Owner Participant shall have received an opinion of Tax Counsel that as a result of a change in law, it is more likely than not that a contest of the matter in question will be successful, the Owner Participant shall not be required to contest such issue.

          (b) The Owner Participant shall not be required to take any action pursuant to this Section 7 unless and until the Lessee shall have agreed in writing to reimburse the Owner Participant in a manner reasonably satisfactory to Owner Participant (on demand and on a basis grossed-up for all applicable federal, state, local and foreign taxes) for all reasonable out-of-pocket fees and expenses, any statutory or regulatory penalties, interest, additions to tax, or other similar liabilities, costs or losses which the Owner Participant may incur as a result of contesting the validity of any proposed adjustment (including, without limitation, any reasonable fees and disbursements of outside counsel incurred in connection with taking any action or rendering any opinion described in Section 7(a)). If the Owner Participant determines to contest any adjustment by paying the additional tax and suing for a refund, the Lessee shall timely lend to the Owner Participant on an interest-free basis an amount equal to the sum of any tax, interest, penalties and additions to tax required to be paid and shall indemnify the Owner Participant in a manner reasonably satisfactory to the Owner Participant against any adverse tax consequences resulting from such advance. Upon receipt by the Owner Participant of a refund (or upon application of an amount otherwise refundable against another tax liability of the Owner Participant) of any amount paid by it, in respect of which amount the Owner Participant shall have been paid or advanced an equivalent amount by the Lessee, the Owner Participant shall pay to the Lessee the amount of such refund (plus any amounts otherwise refundable but applied against another tax liability of the Owner Participant) (which, in the case of any contest in which a loan has been advanced pursuant to this paragraph, shall be deemed to be in repayment of the loan advanced by the Lessee to the extent fairly attributable thereto), together with any interest received (including by way of credit or offset) by the Owner Participant on such refund or application that is fairly attributable to the amount and the period of such payment or advance by the Lessee (net of any taxes incurred by the Owner Participant with respect to the receipt or accrual of such interest), plus any net additional federal, state, local and foreign tax benefits actually realized by the Owner Participant as the result of such payment (or any payment under this paragraph); and, upon disallowance of any such refund, the Lessee shall forgive the amount of the loan fairly attributable thereto and shall pay to the Owner Participant the balance of the amount of its indemnity obligation hereunder (including such amount as shall be equal to the sum, on an after-tax basis, of any tax, interest, penalties or additions to tax payable with respect to the forgiveness of such loan) or if such advance exceeds the amount of such indemnity obligation, the Owner Participant shall pay such excess to the Lessee. Any subsequent loss of such refund shall be treated as a Tax Loss subject to indemnification pursuant to Section 5 hereof without regard to Section 6 (other than Sections 6(c) or (h)) hereof of this Section 7.

          (c) If any adjustment referred to in this Section 7 shall be proposed and the Lessee shall have requested the Owner Participant to contest such adjustment as above provided and the Lessee shall have duly complied with its obligations under this Section 7, then notwithstanding any provision to the contrary in Section 5 hereof, the Lessee's liability with respect to such adjustment shall become fixed upon a "Final Determination" of such adjustment; PROVIDED, HOWEVER, that if the opinion of Tax Counsel provided pursuant to paragraph (a) of this

Section 7 is to the effect that there is not a Reasonable Basis for a contest or the required basis for an appeal, as the case may be, then the Lessee's obligation to pay such indemnity within 30 days shall become fixed upon receipt of such opinion by the Lessee. A "Final Determination" with respect to a Tax Loss shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals (in the case of the Owner Participant as required under this Section 7) by either party to the action have been exhausted or the time for filing such appeal has expired, (ii) a closing agreement entered into under Section 7121 of the Code, or any other settlement agreement entered into in connection with an administrative or judicial proceeding and with the consent of the Lessee where required, (iii) the expiration of the time for instituting suit with respect to a notice of deficiency or (iv) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

          SECTION 8. SURVIVAL OF AGREEMENT.

          The obligations and liabilities of the Lessee and the Owner Participant arising under this Agreement shall continue in full force and effect, notwithstanding the expiration or other termination of the Lease or the Participation Agreement, until all such obligations under this Agreement have been met and all such liabilities under this Agreement have been paid in full. This Agreement shall inure to the benefit of any successor or assign to the Owner Participant or the Lessee permitted pursuant to the Participation Agreement and the Lease; PROVIDED, HOWEVER, that (a) such successor or assign shall have specifically agreed in writing to be bound by the terms and conditions of this Agreement to perform the obligations imposed hereunder on the Owner Participant or the Lessee, as the case may be, in accordance with the interest of such successor or assign in the Trust or in the Aircraft, the Lease and the Operative Agreements and (b) in applying the terms hereof to such successor or assign, the terms "Owner Participant" and "Lessee" as used herein shall mean such respective successor or assign.

          SECTION 9. NOTICES.

          Any notice provided for in this Agreement shall be given in the manner provided in the Participation Agreement.

          SECTION 10. PAYMENTS.

          Any payments required to be made by the Lessee pursuant to this Agreement shall be made directly by the Lessee to the Owner Participant, and no such payment shall constitute part of the corpus of the Trust Estate. Payments made by the Lessee or the Owner Participant pursuant to this Agreement shall be made by wire transfer of immediately available funds to such bank and/or account in the continental United States as specified by the other party in written directions to the paying party, and if no such direction shall have been given, by check payable in immediately available funds to the order of such payee and mailed to such payee by certified mail, postage prepaid, at its address provided for purposes of the Participation Agreement.

          SECTION 11. NO SETOFF.

          No payment required to be made by the Lessee pursuant to this Agreement shall be subject to any right of setoff, counterclaim, defense, abatement, suspension, deferment or reduction, and, except in accordance with the express terms hereof, the Lessee shall have no right to terminate this Agreement or to be released, relieved or discharged from any obligation or liability under this Agreement for any reason whatsoever.

          SECTION 12. LATE PAYMENTS, INTEREST.

          Any late payment by any party hereto of any of its obligations under this Agreement shall bear interest at the Past Due Rate.

          SECTION 13. EXCLUSIVE REMEDY.

          The indemnities and other rights provided to the Owner Participant in this Agreement shall be the sole remedy of the Owner Participant for a breach or inaccuracy of any representation, warranty or covenant contained herein or for loss of income tax benefits, or for Tax Loss resulting from any Inclusion.

          SECTION 14. GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

          SECTION 15. COUNTERPARTS.

          This Agreement may be simultaneously executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.

          SECTION 16. CERTAIN ADJUSTMENTS.

          If the Lessee has made payments under this Tax Indemnity Agreement, the Owner Participant shall, if appropriate, make adjustments to the schedule of Termination Values (if applicable) to preserve the Owner Participant's Net Economic Return and to prevent any duplication of payments or any payment for Tax Losses previously paid. If an event giving rise to the payment of an amount determined by reference to a schedule of Termination Values shall occur and the date as of which the Owner Participant shall be affected for tax purposes shall be earlier or later than the date taken into account in computing such schedule, such values shall be appropriately adjusted based otherwise on the same assumptions previously used by the Owner Participant in calculating such schedule.

          IN WITNESS WHEREOF, the Lessee and the Owner Participant have caused this Tax Indemnity Agreement to be duly executed as of the day and year first above written.

                                             CHAUTAUQUA AIRLINES, INC.

                                             By: /s/ Robert H. Cooper
                                                 -------------------------------
                                                 Name: Robert H. Cooper
                                                 Title: Vice President

                                            GENERAL ELECTRIC CAPITAL
                                            CORPORATION

                                             By: /s/ Norman Liu
                                                 -------------------------------
                                                 Name: Norman Liu
                                                 Title: Vice President

SCHEDULE 4(f) [letter from Appraiser to Lessee]

NOTE TO EXHIBIT 10.25

The 15 additional Tax Indemnity Agreements are substantially identical in all material respects to the filed Tax Indemnity Agreement except as follows:


------------------------------------- ----------------------------------- -----------------------------------
            TAIL NUMBER                          CLOSING DATE                     OWNER-PARTICIPANT

------------------------------------- ----------------------------------- -----------------------------------
             N265SK                           June, 2000                  General Electric Capital Corporation
------------------------------------- ----------------------------------- -----------------------------------
             N267SK                           June, 2000                  General Electric Capital Corporation
------------------------------------- ----------------------------------- -----------------------------------
             N268SK                           June, 2000                  General Electric Capital Corporation
------------------------------------- ----------------------------------- -----------------------------------
             N269SK                           August, 2000                General Electric Capital Corporation
------------------------------------- ----------------------------------- -----------------------------------
             N270SK                           August, 2000                General Electric Capital Corporation
------------------------------------- ----------------------------------- -----------------------------------
             N271SK                           September, 2000             General Electric Capital Corporation
------------------------------------- ----------------------------------- -----------------------------------
             N272SK                           September, 2000             General Electric Capital Corporation
------------------------------------- ----------------------------------- -----------------------------------
             N273SK                           November, 2000              Aircraft Services Corp.
------------------------------------- ----------------------------------- -----------------------------------
             N274SK                           December, 2000              Aircraft Services Corp.
------------------------------------- ----------------------------------- -----------------------------------
             N275SK                           December, 2000              Aircraft Services Corp.
------------------------------------- ----------------------------------- -----------------------------------
             N276SK                           December, 2000              Aircraft Services Corp.
------------------------------------- ----------------------------------- -----------------------------------
             N277SK                           December, 2000              Aircraft Services Corp.
------------------------------------- ----------------------------------- -----------------------------------
             N278SK                           February, 2001              Aircraft Services Corp.
------------------------------------- ----------------------------------- -----------------------------------
             N279SK                           January, 2001               Aircraft Services Corp.
------------------------------------- ----------------------------------- -----------------------------------
             N280SK                           February, 2001              Aircraft Services Corp.
------------------------------------- ----------------------------------- -----------------------------------

------------------------------------- ----------------------------------- -----------------------------------

------------------------------------- ----------------------------------- -----------------------------------